Exhibit 10.1

Carpe DM, Inc.
1225 Johnston Drive
Watchung, NJ 07069
Phone: 908-490-0075
fax: 908-668-1286
mail: stuart@carpedminc.com

October 1, 2007

Mr. Peter Berry
Chief Executive Officer
Cryoport, Inc.
20382 Barents Sea Circle
Lake Forest, CA  92630

Dear Mr. Berry:

This letter represents acceptance of the terms of Agreement for services to be conducted on Cryoport's behalf by Carpe DM, Inc. ("CDM") as discussed and described in CDM'S proposal dated September 12, 2007.  A monthly retainer fee will be paid commencing as of October 15, 2007. Invoices for services will be delivered via email and a hard copy sent via regular post upon request by the Cryoport.

This Agreement will take effect on October 15, 2007, and will remain in effect for 36 months. This Agreement is automatically renewable unless a cancellation notice is sent within 30 days or more prior to the expiration of the Agreement. The retainer fee is $7500 per month for IR services. For PR services the fee will be 150,000 shares of S-8 registered stock issued no later than 10 days from the signing of this Agreement and 250,000 options with piggyback registration rights with a strike price of S1.50 per share.  If these terms are acceptable to Cryoport, please print two copies of this document, sign both copies where indicated, fax a copy back for my records and then mail the two originally signed documents to me. I will then originally sign them and return one to you for your records. I look forward to working with you and the entire Cryoport team.

Best regards,
Carpe DM, Inc.

Stuart Fine
CEO

Agreed to and Accepted by:
Cryoport, Inc.

/s/ Peter Berry
Name: Peter Berry
Title: CEO